Exhibit 99.2

Trans World Entertainment’s (TWMC) CEO Mike Feurer on Q2 2016 Results - Earnings Call Transcript

Trans World Entertainment Corp. (NASDAQ:TWMC)

Q2 2016 Results Earnings Conference Call

August 18, 2016, 10:00 AM ET

This transcript includes certain non-GAAP financial measures including adjusted EBITDA. A reconciliation of the non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measures can be found in the Company’s Second Quarter earnings release dated August 17, 2016.

Executives

Michael Feurer - Chief Executive Officer

John Anderson - Chief Financial Officer

Scott Hoffman - Chief Merchandising Officer

Analysts

William Meyers - Miller Asset Management

Operator

Greetings and welcome to the Trans World Entertainment Corporation second quarter 2016 results conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Michael Feurer, Chief Executive Officer for Trans World Entertainment. Thank you, Mr. Feurer; you may begin.

Michael Feurer

Thank you, Doug. Good morning. Thank you for joining us as we discuss our second quarter results. On the call with me today are John Anderson, our Chief Financial Officer, and Scott Hoffman, our Chief Merchandising Officer. Before John reviews our financial results, I’d like to provide highlights from this past quarter.

We delivered a flat comp for the fifth consecutive quarter despite the continued significant disruption in our media categories. A 40% comp increase in our trend category offset a 12% decline in our heritage media categories. We generated historically high gross margins through better costing and price management and the shift in sales contribution to our higher margin trend category.

In addition, we remodeled one store under our new format, bringing the total number of stores operating with the format to 14. We will open 18 new stores under the new format during the second half of the year. We continue to be encouraged by the performance of the new format stores. These stores open new avenues of customer engagement that further capitalizes on our unique and wide-ranging demographic, the strength of our sales team, our long-standing credibility in the entertainment space, and the loyalty of our customers.

In addition, as part of our priority to further engage complementary world-class talent to capitalize on strategic opportunities, I am happy to announce the appointment of Chris Hoerenz as our new Chief Digital and Marketing Officer.

For over 20 years, Chris has coupled strong e-commerce experience with operating expertise in technology, digital and mobile, and led teams through all phases of the company lifecycle. He has been a forerunner in launching consumer products into the mobile and social media space with emphasis on driving results in the marketplace. His background includes extensive experience in the digital entertainment category.

Now, John will take you through financial highlights for the quarter.

John Anderson

Thanks, Mike. Good morning. For the second quarter, comp sales were flat. Total revenue for the quarter was $64.3 million, a decrease of 6.1% compared to last year. Stores in operation decreased 5.8%.

Our gross margin rate for the quarter increased 30 basis points to 41.5% of sales from 41.2% last year. Margin rates continue at historically high levels. The increase in gross profit as a percent of revenue was due to the increased revenue contribution from our higher margin trend category and increased margins in the trend and electronic categories driven by better costing and price management.

SG&A expenses decreased approximately $200,000 or 0.5% for the quarter to $29.6 million or 46% of revenue compared to $29.8 million or 43.4% of revenue for the same period last year. SG&A expense in the second quarter of 2015 was reduced by $1.4 million or a 200 basis point benefit due to the one-time reimbursement of expenses related to a legal settlement.

Adjusted EBITDA for the second quarter of 2016 was a loss of $2.9 million, the same level as the second quarter of 2015 after excluding the $1.4 million one-time gain from our legal settlement.

Depreciation expense was $1.6 million in the quarter versus $1 million last year. The increase was due to investments in new and remodeled stores, the chain-wide rollout of new marketplace fixtures to support our shift in our merchandising assortment and technology enhancements, including the rollout of the new POS system.

Net interest expense was $86,000 in the quarter versus $441,000 last year point. The decline in interest expense was due to the expiration of the capital lease on our distribution center and corporate offices. The current lease is accounted for as an operating lease, with payments included as a $310,000 reduction in Adjusted EBITDA during the second quarter of 2016.

For the second quarter, our net loss was $4.7 million or a loss of $0.15 per diluted share as compared to a net loss of $3 million or a loss of $0.10 per diluted share in the second quarter of 2015. Net loss in the second quarter of 2015 excluding the one-time legal settlement gain of $1.4 million was $4.4 million or a loss of $0.14 per diluted share results.

Now, let me touch on our results for the first half of the year. For the first half, comparable sales were flat. Total revenue was $140.1 million or a decrease of 5.2% compared to last year.

Our gross margin rate for the first half was 30 basis points favorable and increased to 41.1% of sales or 40.8% last year.

For the first half, SG&A expenses decreased $500,000 or 0.8% to $59.6 million compared to $60.1 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 42.6% versus 40.7% for the same period last year. SG&A in the first half of 2015 was reduced by $1.4 million or a 90 basis point benefit due to the one-time gain on the legal settlement. In addition, higher health insurance costs for the first half of 2016 contributed to a 50 basis point increase in SG&A as a percent of sales.

Adjusted EBITDA for the first half was a loss of $2.1 million as compared to a loss of $1.2 million for the same period of 2015 after excluding a $1.4 million one-time gain on a legal settlement.

Depreciation expense was $3.1 million in the first half versus $2 million last year. Interest expense was $345,000 versus $920,000 last year. Other income for the first half was $1 million compared to $41,000 last year. Other income included a gain of $800,000 from the sale of investment in Q1 of 2016. The remaining balance consist of interest income.

For the first half, our net loss was $4.6 million or $0.15 per share as compared to a net loss of $2.8 million or a loss of $0.09 per diluted share in 2015. Net loss for the first half of 2015 excluding the $1.4 million one-time gain on a legal settlement was $4.2 million or a loss of $0.14 per diluted share.

We ended the quarter with $79 million in cash compared to $91 million last year. The decline in cash was due to repurchase of shares and the capital investments mentioned earlier.

Since the end of the second quarter last year, the company has spent $3.3 million to repurchase shares under its repurchase program. For the first half, capital spending was $7.7 million compared to $8 million for the same period last year. Since the end of the second quarter last year, the company has spent $20.3 million in capital expenditures to support strategic initiatives and necessary technology enhancements.

Also, year-over-year, we have lowered our inventory by $4 million and finished the quarter with $120 million in inventory, 3.4% below last year’s $124 million. On a per square foot basis, inventory was $72 compared to $69 per square foot at the end of the second quarter last year.

We ended the quarter with 294 stores in operation as compared to 308 stores last year, a reduction of 5.8%. Square footage in operation declined 6.8% to 1.7 million square feet versus 1.8 million square feet last year.

Now Scott will take you through our merchandise sales highlights.

Scott Hoffman

Thanks, John. Good morning. I will now review our results by category. Despite the material declines in the media categories, our comparable sales for Q2 were flat as compared to last year and represent the fifth consecutive quarter with flat comp sales.

In our trend category, comp sales increased 40%.

We continue to take advantage of opportunities to strengthen our assortment and shift our inventory mix. Trend sales represented 29% of our business for the quarter compared to 19% last year.

Video comp sales decreased 11%. Video represented 36% of our business during the quarter versus 42% last year.

Music comp sales declined 9%. Within the music category, we’re seeing continued growth in vinyl, which is helping to offset declines in CDs. The music category represented 25% of our business for the quarter versus 27% last year. While these categories continued to decline, they still represent approximately 60% of our business. We’re focused on providing our loyal customers a strong selection in these categories.

Electronics comp sales decreased 4%. Electronics sales represented 9% of our business for the quarter versus 10% last year. We continue to focus on optimizing gross profit in this category, while enhancing our merchandise selection.

Video game comp sales were down 59%. Games represented 1% of our business for the quarter versus 2% last year. We continue to shift our inventory investment and space allocation away from games to our higher margin growth categories.

Now, I’ll turn it back over to Mike.

Michael Feurer

Thanks, Scott. While we’re still in the early stages of our reinvention, our progress validates that we are successfully leveraging our heritage industry relationships and hard earned credibility with our customers to achieve our vision. We’re utilizing our financial strength to improve the customer experience by making investments in people, process, technology and strategic partnerships.

In addition, we are evolving our merchandise assortment and presentation and providing customer service guided by an approach to engage every customer with gratitude, humility and respect.

We’re encouraged by the progress we made and look to capitalize on the momentum we generated. We will continue to deliver on our vision of becoming the most compelling entertainment and pop culture centric engagement in the marketplace in an omni-channel environment, guided by the following priorities – champion a culture of innovation, experimentation and driving the business; engage complementary world-class talent to capitalize on strategic opportunities; elevate the brand and customer experience; evolve and deploy the economical, repeatable omni-channel model for the future; modernize our technological capability; and engage dynamic alliances and collaborations required to unlock the full potential of Trans World Entertainment.

Now, I’d like to open the call for questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] Our first question comes from the line of William Meyers from Miller Asset Management. Please proceed with your question.

William Meyers

Hi. Good morning. On the 14 new formats – or 18 new format stores you plan to open, are those actual new stores or are those remodeling of current stores?

Michael Feurer

The 14 is a combination of new and remodeled stores. We do plan on opening 18 new stores in the back half of the year.

William Meyers

Okay. And could you characterize, are those likely to be mall stores, are they likely to be concentrated in any particular region of the country?

John Anderson

Yeah. They’re mall stores and they’re not concentrated in any particular region of the country.

William Meyers

Okay. And my only other question, was there anything in either music or video that was released or failed to be released in the quarter that would be of interest worth mentioning?

Scott Hoffman

Nothing of interest that would be worth mentioning from a release point of view.

William Meyers

Okay. Well, that’s all from me. Thank you. Good quarter.

Michael Feurer

Thank you.

Operator

Gentlemen, there are no further questions in the queue. I’d like to hand it back over to you for closing comments.

Michael Feurer

I’d like take this opportunity to thank everyone for their dedication to our company, our customers, and the shareholders and our Transworld Associates. We look forward to talking to you about our third quarter results on November 17. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.